Exhibit 99.3

LETTER TO BROKERS

With Respect to the

FIRST BANCORP.

OFFER TO EXCHANGE

Up to            shares of Common Stock for any and all of the issued and outstanding shares of its:

7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A (CUSIP: 318672201);

8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B (CUSIP: 318672300);

7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C (CUSIP: 318672409);

7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D (CUSIP: 318672508); and

7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E (CUSIP: 318672607)

(collectively, “Preferred Stock”) on the terms and conditions set forth in the Prospectus (as defined below).

This Exchange Offer (as defined below) by First BanCorp. (the “Corporation”) will expire at 11:59 p.m., New York City time, on                    , 2013 (such date and time, as it may be extended, the “Expiration Date”). Tendered shares of Preferred Stock may be withdrawn at any time on or prior to the Expiration Date. The proxy solicited in the separate proxy statement must be delivered on or prior to the Expiration Date, which the Board will set as the record date for the proxy solicitation.

        , 2013

To: Brokers, Securities Dealers, Custodians, Commercial Banks, Trust Companies and Other Nominees:

The Corporation is offering to issue, on the terms and subject to the conditions set forth in the preliminary prospectus dated                     , 2013 (the “Prospectus”) included in the Corporation’s registration statement on Form S-4, Registration Statement No. 333-                    , filed with the Securities and Exchange Commission, as amended prior to the Expiration Date (the “Registration Statement”), and the accompanying letter of transmittal,                     newly issued shares of the Corporation’s common stock, par value $0.10 per share (the “Common Stock”), in exchange (the “Exchange Offer”) for any and all of the issued and outstanding shares of Preferred Stock.

We are requesting that you contact your clients for whom you hold shares of Preferred Stock regarding the Exchange Offer and our related solicitation of proxies to an amendment of the certificate of designation for each of the outstanding series of Preferred Stock. For your information and for forwarding to your clients for whom you currently hold shares of Preferred Stock registered in your name or in the name of your nominee, or who hold shares of Preferred Stock registered in their own names, we are enclosing the following documents:

1.	The Prospectus;

2.	The letter of transmittal for your use and for the information of your clients, which includes a Form for Tendering Holders and a detachable Form for Non-tendering Holders and Guidelines for Certification of Taxpayer Identification Number on Form W-9;

3.	A proxy statement pertaining to the Preferred Stock Amendment (defined below) (the “Proxy Statement”);

4.	A form of letter that may be sent to your clients for whose account you hold Preferred Stock registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer and the Preferred Stock Amendment (defined below); and

5.	Return envelopes addressed to Computershare, the Exchange Agent for the Exchange Offer.

The Corporation is not providing for guaranteed delivery procedures. You must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company (“DTC”) on or prior to the Expiration Date.

DTC participants must electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer their shares of Preferred Stock to the Exchange Agent in accordance with DTC’s Automated Tender Offer Program (“ATOP”) procedures for such a transfer. Through DTC’s ATOP procedures, brokers, securities dealers, custodians, commercial banks, trust companies and other nominees must deliver to the Exchange Agent an electronic message that contains:

•

your client’s acknowledgment that the client is tendering its shares of Preferred Stock and granting a proxy to the individuals appointed by the Corporation as proxies (the “proxyholders”) to execute a written consent in favor of an amendment to delete the text of paragraph 2 of Section F., Voting Rights, of the certificate of designation for each series of Preferred Stock that the client owns to remove the right to appoint two additional members to the Board of Directors of the Corporation when the Corporation has not paid dividends for 18 monthly periods related (the “Preferred Stock Amendment”);

•

your client’s acknowledgement that it has received and agrees to be bound by the letter of transmittal to the same extent as if it tendered shares of Preferred Stock pursuant to a manually executed letter of transmittal that includes the Form for Tendering Holders; and

•	a timely confirmation of book-entry transfer of your client’s shares of Preferred Stock into the Exchange Agent’s account.

DTC will then send an Agent’s Message to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC, received by the Corporation and forming part of the confirmation of the book-entry transfer electronically through DTC’s ATOP system, to the effect that: (i) DTC has received an express acknowledgment from a participant in ATOP that it is tendering its shares of Preferred Stock and it is providing a proxy to the proxyholders to execute a written consent in favor of the Preferred Stock Amendment; (ii) such participant has received and agrees to be bound by the letter of transmittal to the same extent as if it tendered shares of Preferred Stock pursuant to a manually executed letter of transmittal, including the form of proxy to the proxyholders to execute a written consent in favor of the Preferred Stock Amendment; and (iii) the agreement may be enforced against such participant.

In all other cases, tendered shares of Preferred Stock will only be accepted for exchange in the Exchange Offer after timely receipt by the Exchange Agent of the shares and receipt of a properly completed and duly executed accompanying letter of transmittal or a facsimile thereof, including the Form for Tendering Holders.

If your client does not wish to tender shares of Preferred Stock but wishes to grant a proxy to the proxyholders to execute a written consent with respect to the Preferred Stock Amendment, you should provide the client with instructions regarding how the client can grant such a proxy.

We will pay brokers, securities dealers, custodians, commercial banks, trust companies and other nominees that solicit tenders or proxies from holders of Preferred Stock (each a “soliciting dealer”) a fee in an amount equal to $             for each share of Preferred Stock owned by holders of fewer than 10,000 shares of Preferred Stock if such soliciting dealer’s soliciting activities result in (i) the tender of the share by such holder and the Corporation’s acceptance of such share of Preferred Stock in the Exchange Offer or (ii) any such holder’s grant of a proxy in favor of the Preferred Stock Amendment. To be eligible to receive the soliciting dealer fee, a properly completed soliciting dealer form must be received by the Exchange Agent on or prior to the expiration date of the Exchange Offer. Additional details are provided in the Prospectus.

We will, upon request, reimburse brokers, securities dealers, custodians, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus, the Proxy Statement and the related documents to the beneficial owners of Preferred Stock held by them as nominee or in a fiduciary capacity

Any requests for additional copies of the enclosed materials should be directed to Georgeson, Inc., the Information Agent for the Exchange Offer, at its address and telephone number set forth below.

The Information Agent for the Exchange Offer is:

Georgeson, Inc.

199 Water Street, 26th Floor

New York, NY 10038

All Holders, Banks and Brokers Call: 866-856-6388

The Exchange Agent for the Exchange Offer is:

Computershare

By Mail:	By Hand or Overnight Courier:
Computershare	Computershare
Attn: Corporate Action Dept.	Attn: Corporate Action Dept., 27th Floor
PO Box 3301	480 Washington Blvd
South Hackensack, NJ 07606	Jersey City, NJ 07310

Very truly yours,

FIRST BANCORP.

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Corporation, the Dealer Manager, the Exchange Agent, or the Information Agent, or authorize you or any other person to use any document or make any statements on behalf of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus, the Proxy Statement, or the letter of transmittal.

Enclosures